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                                                                   EXHIBIT 10.11









TO:      Joseph Sciacca

FROM:    Charles McNew

DATE:    May 10, 2000

RE:      Severance

The following termination/separation arrangements are being extended to you in the event of your separation from the Company.

In the event your employment is terminated without cause, the Company will continue to pay your salary for six (6) months from the date of termination. If you decide to leave Halifax or your employment is terminated for cause, you will be paid your salary and any earned incentive compensation up to the last day of employment.

"Cause" as used above is defined as:

           A good faith finding by the Company of your failure to perform the duties reasonably assigned to you; dishonesty, gross negligence or misconduct, or your conviction, or your entry of a pleading of guilty or nolo contrendre, to any crime involving moral turpitude or any felony.